Exhibit 4.10

CANADIAN NATURAL RESOURCES LIMITED

FORM 51-102F3

MATERIAL CHANGE REPORT

1.                                      Name and address of company

Canadian Natural Resources Limited

2100, 855 - 2nd Street S.W.

Calgary, Alberta T2P 4J8

2.                                      Date of material change

March 8, 2017

3.                                      News release

A news release disclosing the material change described herein was issued on the morning of March 9, 2017 and disseminated through the Marketwired news distribution service.

4.                                      Summary of material change

Canadian Natural Resources Limited, either directly or indirectly through a wholly-owned subsidiary (collectively, “Canadian Natural” or the “Company”) has entered into agreements, subject to customary closing conditions, consents and regulatory approvals, to acquire 70% of the Athabasca Oil Sands Project (“AOSP”), including 70% of the associated Scotford upgrader, as well as additional working interests in other producing and non-producing oil sands leases, for a total purchase price of approximately $12.74 billion as of the effective date.

5.                                      Full description of material change

Canadian Natural has entered into agreements, subject to customary closing conditions, consents and regulatory approvals, to acquire 70% of the Athabasca Oil Sands Project (“AOSP”), including 70% of the associated Scotford upgrader, as well as additional working interests in other producing and non-producing oil sands leases.

Canadian Natural agreed with Shell Canada Limited and certain subsidiaries (collectively, “Shell”) to acquire (i) Shell’s 60% working interest in the AOSP, including an interest in the AOSP mining and extraction operations north of Fort McMurray, Alberta, the Scotford upgrader and the Quest Carbon Capture and Storage (CCS) project located north of Edmonton, Alberta; (ii) a 100% working interest in the Peace River/Carmon Creek thermal in situ operations; (iii) a 100% working interest in the Cliffdale heavy oil field; and (iv) interests in various other oil sands leases (ranging from 60% to 100%).

In addition, Canadian Natural and Shell agreed with Marathon Oil Corporation (“Marathon”) to jointly acquire Marathon’s 20% share in the AOSP and related oil sands investments.

The acquisitions do not include any interest in the 100% Shell-owned Scotford refinery or chemical plants.

The total purchase price under both transactions is approximately $12.74 billion as of the effective date, comprised of 97,560,975 common shares of Canadian Natural to be issued to Shell (valued at approximately $4 billion), a combined pre-adjustment cash payment at close of $8.24 billion to Shell and Marathon, and a deferred payment of US$375 million due in the first quarter of 2018 to Marathon.

The acquisitions are targeted to close in mid-2017.

The current estimated production capability, before royalties, for the acquired AOSP properties (based on a 70% interest) is approximately 196,000 bbl/d, with February production of approximately 188,000 bbl/d of mine production and upgrader output of approximately 195,000 boe/d from a 70% working interest in AOSP.

In conjunction with the acquisition and assumption of operatorship of the oil sands mines and in situ lands to be acquired, Canadian Natural will welcome approximately 3,100 employees from Shell and Marathon, with approximately 2,760 located at the mines, 110 located in the Peace River in situ region and 230 in Calgary.

The AOSP mines comprise the Jackpine and Muskeg River mines as well as other nearby mineable leases which use truck and shovel bitumen mining with a paraffinic bitumen extraction process. Canadian Natural will take over as operator on these assets. The associated AOSP upgrader is located in Scotford, Alberta and is connected via a dedicated diluted bitumen delivery with a reverse loop to send diluent back to the mine sites.

The AOSP upgrader, which will retain Shell as operator, utilizes LC Fining technology to efficiently hydrocrack residuum to high-quality fuel oils and transportation fuels. Based upon a bitumen input capacity of 280,000 bbl/d, the upgrading process results in output of approximately 150,500 bbl/d of Premium Albian Synthetic crude oil, 60,000 bbl/d of Vacuum Gas Oil, and 78,600 bbl/d of undiluted Albian Heavy Synthetic crude oil as well as 4,600 boe/d Off-Gas. The associated Quest Carbon Capture and Storage project results in a 30% reduction in CO2 equivalent emissions.

In addition to the AOSP assets, Canadian Natural is acquiring numerous other heavy oil operations and oil sands leases, including a 100% working interest in the Peace River and Cliffdale in situ operations, which are together currently producing approximately 13,800 bbl/d with further development opportunities. Other assets to be acquired include the Carmon Creek thermal project associated with the Peace River complex, which will be reviewed for future development, and longer term in-situ projects such as Namur (94% working interest) and Birchwood (100% working interest) that are complementary to existing Horizon oil sands leases and increase synergy for future opportunities in the area.

A summary of the assets acquired includes the following:

•                                          AOSP Mines and related undeveloped leases and infrastructure, located approximately 60 km north of Fort McMurray with 70% working interest include

•                                          Jackpine Mine — current production capability of 126,000 bbl/d of gross dry bitumen.

•                                          Muskeg River Mine — current production capability of 154,000 bbl/d of gross dry bitumen.

•                                          Jackpine Mine Expansion — with regulatory approvals for 100,000 bbl/d expansion.

•                                          Access to Firm Service Agreement on Corridor Pipeline, comprising a 42” Dilbit line from the mines to upgrader, a 24” diluent line from the upgrader to mines and two 20” product lines from the upgrader to the Edmonton common carrier pipeline hub.

•                                          AOSP Upgrader and related infrastructure, located at Scotford, AB, approximately 50 km north of Edmonton with 70% working interest include

•                                          Non-operated working interest in 300,000 bbl/d upgrader capability.

•                                          Quest Carbon Capture and Storage (CCS), capable of sequestering approximately 1.1 million tonnes per annum of CO2.

•                                          Scotford Shared Facilities, but excludes any interest in the Shell Scotford Refinery and Shell Chemicals Plant.

•                                          Other Oil Sands Leases

•                                          100% working interest in Peace River Complex/Carmon Creek thermal in situ operations and related infrastructure, currently producing approximately 5,400 bbl/d from the Bluesky/Gething formations.

•                                          100% working interest in the Cliffdale heavy oil field, currently producing approximately 8,400 bbl/d from the Bluesky/Gething formations via primary production techniques.

•                                          Operated 100% working interest in 54,200 acre Pierre River oil sands lease.

•                                          Operated 64% working interest in 18,300 acre Saleski oil sands lease.

•                                          Operated 94% working interest in 25,900 acre Namur oil sands lease.

•                                          Operated 100% working interest in 13,300 acre Birchwood oil sands lease.

•                                          Non-operated 40% working interest in 84,100 acre Ells River oil sands lease.

In connection with entering into the acquisition agreements the Company obtained fully committed acquisition financing of $9 billion comprised of a $3 billion term loan facility and up to $6 billion in bridge facility to bonds in US and Canadian debt capital markets.

The final amounts and terms of the bonds will depend on market conditions and additional liquidity generated by the Company before closing.

Upon completion of the acquisition, Canadian Natural will maintain its strong financial position. Balance sheet metrics, based upon current strip pricing, are targeted to exit 2017 with debt to book capitalization at approximately 41% (2018 35%) and debt to EBITDA at approximately 2.4x (2018 1.6x).

The transaction is subject to normal closing conditions, consents and government approval.

6.                                      Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable

7.                                      Omitted information

None

8.                                      Executive officer

For further information, contact Corey B. Bieber, Chief Financial Officer and Senior Vice President, Finance or Mark A. Stainthorpe, Director, Treasury and Investor Relations at the address above or at (403) 514-7777.

9.                                      Date of report

March 20, 2017

Forward-Looking Statements

Certain statements relating to Canadian Natural Resources Limited (the “Company”) in this material change report constitute forward-looking statements or information (collectively referred to herein as “forward-looking statements”) within the meaning of applicable securities legislation. All statements other than statements of historical or current fact are forward-looking statements. Forward-looking statements are typically (but not necessarily) identified by the words “believe”, “anticipate”, “expect”, “plan”, “estimate”, “target”, “continue”, “could”, “intend”, “may”, “potential”, “predict”, “should”, “will”, “objective”, “project”, “forecast”, “goal”, “guidance”, “outlook”, “effort”, “seeks”, “schedule”, “proposed” or expressions of a similar nature regarding future events or circumstances or suggesting future outcomes, or statements regarding an outlook. Any disclosure related to expected future commodity pricing, forecast or anticipated production volumes, revenues, royalties, operating costs, capital expenditures or income tax expenses, and other guidance, constitute forward-looking statements. Disclosure of plans relating to and expected results of existing and future developments also constitute forward- looking statements. Such forward-looking statements are based on annual budgets and multi- year forecasts, and are reviewed and revised throughout the year as necessary in the context of targeted financial ratios, project returns, product pricing expectations and balance in project risk and time horizons.

Specific forward-looking statements in this material change report include statements regarding the targeted closing date for the acquisitions, forecasted February 2017 production, growth opportunities in respect of the AOSP mines, opportunities for synergy in the Horizon area, and targeted balance sheet metrics for 2017 and 2018.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual outcomes to vary from those stated or suggested. The reader should not place undue reliance on forward-looking statements as there can be no assurances that the plans, initiatives or expectations upon which they are based will occur.

The forward-looking statements are based on current expectations, estimates and projections about the Company and the industry in which the Company operates, which speak only as of the date such statements were made or as of the date of the report or document in which they are contained, and are subject to known and unknown risks and uncertainties that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others: general economic and business conditions which will, among other things, impact demand for and market prices of the Company’s products; volatility of and assumptions regarding crude oil and natural gas prices; fluctuations in currency and interest rates;  assumptions on which the Company’s current guidance is based; economic conditions in the countries and regions in which the Company conducts business; political uncertainty, including actions of or against terrorists, insurgent groups or other conflict including conflict between states; industry capacity; ability of the Company to implement its business strategy, including exploration and development activities; impact of competition; the Company’s defense of lawsuits; availability and cost of seismic, drilling and other equipment; ability of the Company and its subsidiaries to complete capital programs; the Company’s and its subsidiaries’ ability to secure adequate transportation for its products; unexpected disruptions or delays in the resumption of the mining, extracting or upgrading of the Company’s bitumen products; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; ability of the Company to attract the necessary labour required to build its thermal and oil sands mining projects; operating hazards and other difficulties inherent in the exploration for and production and sale of crude oil and natural gas and in mining, extracting or upgrading the Company’s bitumen products; availability and cost of financing; the Company’s and its subsidiaries’ success of exploration and development activities and its ability to replace and expand crude oil and natural gas reserves; timing and success of integrating the business and operations of acquired companies; production levels; imprecision of reserve estimates and estimates of recoverable quantities of crude oil, natural gas and NGLs not currently classified as proved; actions by governmental authorities; government regulations and the expenditures required to comply with them (especially safety and environmental laws and regulations and the impact of climate change initiatives on capital and operating costs); asset retirement obligations; the adequacy of the Company’s provision for taxes; and other circumstances affecting revenues and expenses.  The forward-looking statements herein also reflects expectations and assumptions concerning the likelihood and ability to obtain all required approvals to complete the described acquisitions and otherwise satisfy all outstanding conditions to closing, and the willingness and ability of the vendors to complete the transactions as agreed.

The Company’s operations have been, and in the future may be, affected by political developments and by federal, provincial and local laws and regulations such as restrictions on production, changes in taxes, royalties and other amounts payable to governments or governmental agencies, price or gathering rate controls and environmental protection regulations. Should one or more of these risks or uncertainties materialize, or should any of the Company’s assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. The impact of any one factor on a particular forward-looking statement is not determinable with certainty as such factors are dependent upon other factors, and the Company’s course of action would depend upon its assessment of the future considering all information then available.

Readers are cautioned that the foregoing list of factors is not exhaustive. Unpredictable or unknown factors not discussed in this report could also have material adverse effects on forward-looking statements. Although the Company believes that the expectations conveyed by the forward-looking statements are reasonable based on information available to it on the date such forward-looking statements are made, no assurances can be given as to future results, levels of activity and achievements. All subsequent forward-looking statements, whether written or oral, attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Except as required by law, the Company assumes no obligation to update forward-looking statements, whether as a result of new information, future events or other factors, or the foregoing factors affecting this information, should circumstances or Management’s estimates or opinions change.

Barrels of Oil Equivalent

Reference is made in this material change report to crude oil, natural gas and NGLs in common units called barrel of oil equivalent (“boe”). A boe is derived by converting six thousand cubic feet of natural gas to one barrel of crude oil or NGLs (6Mcf:1bbl). Such conversion may be misleading, particularly if used in isolation, since the 6Mcf:1bbl ratio is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. In comparing the value ratio using current crude oil or NGL prices relative to natural gas prices, the 6Mcf:1bbl conversion ratios may be misleading as an indication of value.